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                                  EXHIBIT 2(b)

                              AMENDMENT AGREEMENT
                       DATED JUNE 19, 1996 BY AND BETWEEN
           INTEREQUITY CAPITAL PARTNERS, L.P., LA TORINESE USA, INC.
                         AND FERRARA FOOD COMPANY, INC.



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                               AMENDMENT AGREEMENT

         Agreement entered into on June 19, 1996 by and between InterEquity Capital Partners L.P. ("InterEquity"), a Delaware limited partnership with its principal office at 220 Fifth Avenue, 17th Floor, New York, New York 10001 (the "Lender"), La Torinese USA, Inc. ("La Torinese"), a Delaware corporation with its principal office at 17A Cotters Lane, East Brunswick, New Jersey 08816 (the "Borrower") and Ferrara Food Company, Inc. ("Ferrara"), a Delaware corporation with its principal office at 120 Tices Lane, Suite C, East Brunswick, New Jersey 08816-2014 (the "Guarantor").

                              W I T N E S S E T H :

         WHEREAS, Ferrara is disposing of certain of its distribution businesses and requires InterEquity's consent and release of liens and InterEquity will consent thereto in consideration of an increase in InterEquity's equity participation in (a) La Torinese represented by a Convertible Note registered in InterEquity's name and (b) Ferrara represented by a Warrant registered in InterEquity's name, it is agreed between the parties hereto that:
         1. To the extent necessary for Ferrara to consummate an Assignment of License and Asset Purchase Agreement (the "Colavita Assignment") with Colavita Pasta & Olive Oil Corp. ("Colavita"), InterEquity hereby agrees irrevocably to release its security interest against Ferrara with respect to (a) all inventory being sold by Ferrara to Colavita pursuant to the Colavita Assignment,



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(b) equipment set forth on Exhibit A hereto, (c) all of Ferrara's rights,  title and interest to the License and Asset Purchase Agreement dated July 1, 1991 between Ferrara and Ferrara Food and Confections, Inc. and any and all modifications thereto, (d) all records relating to the operations of Ferrara's wholesale grocery business required for the continued operation of the wholesale grocery business, including, but not limited to, customer lists, supplier lists and computer presentations, (e) all of Ferrara's rights, title and interest in all purchase and sales orders and contracts of Ferrara's wholesale grocery business, (f) all prepaid shelving allowances, slotting fees and supermarket buy-ins and (g) all proceeds and products of all of the foregoing. InterEquity shall deliver to Ferrara appropriate UCC-3 forms terminating such security interests. The filing of such termination statements shall be at the sole cost and expense of Ferrara.
         2.       The Amended and Restated Loan Agreement dated as of
March 8, 1996 (the "Existing Loan Agreement") between
InterEquity, La Torinese and Ferrara (and the Convertible Note
referred to therein) is amended as follows:
                  (i) Section 2(e)(i) - the amount of shares of common stock of La Torinese the Convertible Note may be converted to shall be 16.00% instead of 11.00%,

                  (ii) Section 2(e)(ii) - the amount of shares of common stock of La Torinese the Convertible Note may be converted to shall be 11.00% instead of 6.00%,




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                  (iii)             Section  2(e)(iii) - the amount of shares of
                                    common stock of La Torinese the  Convertible
                                    Note may be  converted  to  shall be  14.00%
                                    instead of 9.00%,

                  (iv) Section 2(e)(iv) - the amount of shares of common stock of La Torinese the Convertible Note may be converted to shall be 16.00% instead of 11.00%,

                  (v) Section 2(e)(v) - the conversion percentages of La Torinese common stock the Convertible Note may be converted to referred to in Section e(v) as 6.00%, 9.00% and 11.00%
                                    shall  be   11.00%,   14.00%   and   16.00%,
                                    respectively, instead,

                  (vi) Section 3(a) - the amount of shares of common stock of La Torinese the Warrant issuable in exchange for the Convertible Note shall be exercisable for shall be 16.00% instead of 11.00%,

                  (vii) Section 3(b) - the amount of shares of common stock of La Torinese the warrant issuable in exchange for the Convertible Note shall be exercisable for shall be 11.00% instead of 6.00%,

                  (viii) Section 3(c) - the amount of shares of common stock of La Torinese the warrant issuable in exchange for the Convertible Note shall be exercisable for shall be 14.00% instead of 9.00%,

                  (ix) Section 3(d) - the amount of shares of common stock of La Torinese the warrant issuable in exchange for the Convertible Note shall be exercisable for shall be 16.00% instead of 11.00%, and

                  (x) Section 3(e) - the percentages of La Torinese common stock the warrant issuable in exchange for the Convertible Note shall be exercisable for shall be 11.00%, 14.00% and 16.00% respectively, (rather than 6.00%, 9.00% and 11.00%, respectively).

         The amendments contained in this Section 2 are intended to grant to InterEquity a 16.00% equity participation in La Torinese

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(subject to adjustment upon the occurrence of certain contingencies set forth in the  Convertible  Note or the  Warrant  issued in exchange  for the  Convertible
Note). La Torinese and Ferrara shall execute and deliver to InterEquity such other agreements as InterEquity may reasonably request to effectuate this understanding of the parties hereto.
         3. InterEquity is the holder of a Warrant dated March 8, 1996 (the "Ferrara Warrant") to purchase 160,000 shares of Ferrara's common stock, par value $.01 per share (the "Warrant Shares"). The purchase price of the Warrant Shares of $1.31 per Warrant Share set forth in the first paragraph of the Ferrara Warrant shall be $.15 instead of $1.31 per Warrant Share.
         4. Prior to or simultaneously with the closing of the Colavita Assignment Ferrara shall pay $200,000 to La Torinese. Ferrara paid $100,000 to La Torinese on June 14, 1996. To the extent that Ferrara has not previously contributed to La Torinese at least $200,000 in equity capital, such payments shall be deemed to be additional capital contributions. Any excess amounts shall constitute loans the repayment of which shall be subordinated to the loans made by InterEquity to La Torinese. Such loans shall be on such terms (including interest rate and repayment schedule) as shall be approved by InterEquity. Until such approval is given La Torinese shall make no payments of any kind to Ferrara in respect of such loan, unless all indebtedness of La Torinese to InterEquity has been paid in full.


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         5.       Each of Ferrara and La Torinese represents to  InterEquity  as follows:
                  (a) Except as set forth on Exhibit B hereto, each of the representations made by Ferrara and La Torinese in the Existing Loan Agreement is true and correct on the date hereof.
                  (b) This agreement has been duly authorized by all necessary corporate action of Ferrara and La Torinese, has been duly executed and delivered by each of them and is valid, binding and enforceable against each of them, in accordance with its terms.
                  (c) The balance sheet of La Torinese as of June 14, 1996 attached hereto as Exhibit C, fairly presents the financial position of La Torinese as of such date in conformity with generally accepted accounting principles.
                  (d) True copies of the consents of Banca del Gottardo and Yardville Bank to this agreement and the taking of all actions contemplated hereby are attached hereto. Such consents are in full force and effect.
                  (e) True copies of the Colavita Assignment and the Supply Agreement between La Torinese and Colavita being entered into on the date hereof are attached hereto and are in full force and effect.
         6. A breach of any of the foregoing representations shall constitute an Event of Default under the Existing Loan Agreement, as amended hereby.


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         7. Except as amended  hereby,  the Existing Loan Agreement shall remain in full force and effect.
         8. The estimated legal fees of Lowenthal, Landau, Fischer & Bring, P. C., counsel for InterEquity, are being paid by La Torinese on the date hereof.
         9. La Torinese shall pay the fees and expenses of B.I.S.I. for consulting service to be rendered in connection with the due diligence required to enable InterEquity to enter into this agreement and related agreements. La Torinese is paying on the date hereof a deposit of $5,000 to be applied against such fees and expenses.
         10. Nothing contained in Section 5(a) hereof shall be deemed to be a waiver by InterEquity of any rights it may have under the Existing Loan Agreement.

                                       INTEREQUITY CAPITAL PARTNERS L.P.



                                       By: _______________________________

                                       LA TORINESE USA, INC.



                                       By: _______________________________

                                       FERRARA FOOD COMPANY, INC.



                                       By:________________________________


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